Exhibit 10.6

In connection with its review of director compensation on December 2, 2010, the Board of Directors of the Federal Agricultural Mortgage Corporation made the following changes to director compensation, effective January 1, 2011:

•	The base annual retainer payable to all directors was increased from $20,000 to $24,000.

•	The cash per diem for attending Board and Committee meetings was increased from $1,000 per day to $1,200 per day.

•	The incremental annual retainer payable to the Chairman of the Compensation Committee was increased from $3,500 to $5,000, bringing his total annual retainer to $29,000.

No change was made to the $10,000 incremental annual retainer payable to the Chairman of the Board, bringing his total annual retainer to $34,000 based on the increase in annual retainer payable to all directors.  In addition, no change was made to the $6,500 incremental annual retainer payable to the Chairman of the Audit Committee, bringing his total annual retainer to $30,500 based on the increase in annual retainer payable to all directors.